Exhibit 2.2

List of Schedules Omitted from the Merger Agreement

Included as Exhibit 2.1

Pursuant to Regulation S-K, Item 601(b)(2), the Disclosure Schedule to the Merger Agreement included as Exhibit 2.1, as described below, has not been filed. The Registrant agrees to furnish supplementally a copy of the omitted Disclosure Schedule to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Disclosure Schedule

Section 4.0	TranS1 Knowledge Group
Section 4.1	Organization, Good Standing and Qualification
Section 4.2(b)	Reserved Shares, Stock Plans and Stock Options
Section 4.2(c)	Convertible Securities
Section 4.3(a)	Subsidiaries
Section 4.4(b)	Consents
Section 4.10(b)	Intellectual Property
Section 4.10(c)	Infringement, Violation, or Misappropriation of TranS1 Intellectual Property
Section 4.10(d)	Infringement, Violation, or Misappropriation of Third Party Intellectual Property
Section 4.11(a)	Material Contracts
Section 4.13(a)	Environmental Matters
Section 4.13(b)	Storage Tanks
Section 4.14(a)	Employee Plans
Section 4.18	Insurance
Section 4.21	Loans to Directors and Officers
Section 5.2	Exceptions to Covenants
Section 7.3(d)(i)	Consents and Approvals
Section 7.3(d)(ii)	Other Consents and Approvals